EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Summit Midstream Partners, LP and subsidiaries dated March 18, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of Grand River Gathering Company, LLC from Encana Corporation on October 27, 2011), appearing in the Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Dallas, Texas
June 28, 2013